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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sapient Corporation:

We consent to the incorporation by reference on Form 10-K of Sapient Corporation, of our report dated January 22, 1999, with respect to the consolidated balance sheets of Sapient Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Sapient Corporation.

                                                       /s/ KPMG PEAT MARWICK LLP
                                                           KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 16, 1999